EXHIBIT 4.6
SUPPLEMENTAL INDENTURE

ZIONS BANCORPORATION

SECOND SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 5, 2013

The Bank of New York Mellon Trust Company, N.A. as Trustee
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (“Supplemental Indenture”) dated as of November 5, 2013, between Zions Bancorporation, a corporation duly organized and existing under the laws of the State of Utah (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of September 10, 2002 (the “Indenture”), which provides for the issuance from time to time of the Company’s subordinated debt securities (the “Securities”) in one or more series;
WHEREAS, the Company and the Trustee desire to amend the Indenture as more particularly set forth in this Supplemental Indenture; and
WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:
ARTICLE 1
Definitions
Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.
ARTICLE 2
Agreements of Parties

Section 2.01 Redemption Notices. With respect to the Company’s 5.65% Fixed-to-Floating Rate Subordinated Notes due November 15, 2023 (the “Notes”) (and not any other series of Securities issued under the Indenture):
(a) The number of days prior to the Redemption Date that the Company shall give the notice required by Section 1102 of the Indenture shall be one Business Day prior to the date that notice of redemption is given to Holders of the Notes.
(b) Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of the Notes, at his address appearing in the Security Register.
ARTICLE 3
Miscellaneous Provisions
Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Securities or of series thereof hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.
Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than (a) the parties hereto and their successors hereunder, (b) the holders of Senior Indebtedness, (c) the Holders and (d) subject to Section 907, the creditors in respect of General Obligations, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
Section 3.05 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.06 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.07 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 3.08 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.
Section 3.09 Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ZIONS BANCORPORATION

By:	/s/ W. David Hemingway
Name: W. David Hemingway
Title: Executive Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name: Teresa Petta
Title: Vice President

[Signature page to Second Supplemental Indenture]